AT THE COMPANY                                             ON THE WEB
---------------                                            ----------
Robert O'Brien                                             www.forestcity.net
Executive Vice President - Chief Financial Officer
216-621-6060

Tom Kmiecik
Assistant Treasurer
216-621-6060

Jeff Linton
Vice President - Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2008 First-Quarter Results

CLEVELAND - June 5, 2008 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced EBDT, net earnings and revenues for the fiscal first quarter ended April 30, 2008.

First-quarter EBDT (Earnings Before Depreciation, Amortization and Deferred Taxes) was $16.0 million, or $0.15 per share, compared with last year's EBDT of $34.5 million, or $0.32 per share. The Company's commercial and residential segments provided a pre-tax EBDT increase of $15.5 million as both mature properties and new properties performed well. This increase was offset by project write-offs, which increased $24.1 million pre-tax ($14.8 million after-tax) compared with last year, primarily as a result of the write-off of Summit at Lehigh Valley, a mixed-use development opportunity in Allentown, Pennsylvania. In addition, the Company's share of losses from its equity investment in the New Jersey Nets basketball team increased $10.2 million ($6.9 million after-tax) compared with last year.

The fiscal 2008 first-quarter net loss was $40.3 million, or $0.39 per share, compared with a net loss of $17.2 million, or $0.17 per share, in the 2007 first quarter. First-quarter consolidated revenues rose to $308 million, compared with $268 million last year. The net loss variance was driven primarily by the same factors affecting EBDT results for the quarter. The revenue increase resulted from new property openings, the largest of which was The New York Times Building in Manhattan, as well as increased fees from the Company's military family housing business.

EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.

Discussion of Results

Charles A. Ratner, president and chief executive officer of Forest City Enterprises, said, "The strong performance of our rental properties business was driven by growth in comparable net operating income in all major property types, and good occupancy results across the portfolio. In addition, military family housing continued to be an increasing contributor to EBDT. First-quarter results in our land development business were in line with the same period last year, and we expect the land business to be a positive contributor to EBDT for the year.

"The write-off of the Summit at Lehigh Valley mixed-use project is disappointing because we pursued the opportunity for six years and still believe the site is viable, long term, for both retail and housing. We faced delays in the public entitlement process to fund infrastructure, as well as challenges related to the overall slowdown in retail and housing markets. Recently, the land owner decided to sell to the adjacent hospital system which wanted the land for future expansion."

Summit at Lehigh Valley accounted for $21.5 million of the total $24.1 million increase in project write-offs for the quarter.

Regarding the increased loss associated with the Nets, Ratner said, "The overall operating loss for the team is comparable to the prior year. Our reported share of the loss is higher because we advanced capital to fund the operating losses on behalf of both the Company and certain non-funding partners. While these advances receive preferential capital treatment, we report losses, including significant non-cash losses resulting from amortization, in excess of our legal ownership of approximately 22 percent."

NOI, Occupancies and Rent

Residential comparable property net operating income (NOI) increased 3.6 percent in 2008 from the prior year's first quarter. Retail and office portfolio comparable property NOI increased 3.4 percent and 3.0 percent, respectively. Overall comparable property NOI increased 2.8 percent, reflecting the impact of lower quarterly comparable property results from the Company's small hotel portfolio. Comparable property NOI, defined as NOI from properties operated in both 2008 and 2007, is a non-GAAP financial measure, and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full consolidation method.

Fiscal 2008 first-quarter comparable occupancies remained solid, though down modestly in some areas compared with the same period a year ago. Comparable average occupancies in the residential business were 95.2 percent compared with
95.1 percent last year. Comparable retail occupancies were 92.9 percent in 2008 compared with 94.0 percent in 2007, and regional mall sales averaged $452 per square foot. Comparable office occupancies were 91.2 percent compared with 93.0 percent last year. Comparable residential net rental income remained strong at
93.2 percent.

First-Quarter Milestones

Openings

During the first quarter, Forest City opened six projects, representing $544.0 million of cost at the Company's pro-rata share and $458.8 million at full consolidation. Including the projects opened during the first quarter, a total of 10 projects are scheduled to open in fiscal 2008. Total planned openings for the year represent more than $785 million of cost at the Company's pro-rata share and approximately $677 million at full consolidation.

Retail and office openings during the first quarter included:

o The Orchard Town Center, a 983,000-square-foot open-air lifestyle center in Westminster, Colorado, which is anchored by JCPenney, Macy's, SuperTarget and a 12-screen AMC movie theater. The center has executed leases or is in lease documentation for more than 60 percent of the non-anchor space.

o 855 North Wolfe Street, the first of five buildings planned for The Science + Technology Park at Johns Hopkins in Baltimore. The 278,000-square-foot Class A office building, which is 45 percent leased or in lease documentation, includes tenants BioMarker Strategies, Cangen Biotechnologies, Inc., The Johns Hopkins Institute for Basic Biomedical Sciences, and The Howard Hughes Medical Institute.

Three residential properties, all of which utilize some form of tax-advantaged financing, also opened during the first quarter: the 131-unit Lucky Strike Building at the Company's Tobacco Row adaptive reuse apartment community in Richmond, Virginia; the initial phase of the 665-unit Uptown Apartments in center city Oakland; and the first phase of the 366-unit Mercantile Place on Main redevelopment in Dallas.

Transactions

In New York City, Forest City closed on $680 million in construction financing for the mixed-use Beekman development - the largest financing in the Company's history. The $680 million in bonds, of which approximately $204 million comes from the New York Liberty Bond Program, are being issued by the New York City Housing Development Corporation. In addition, in late May, Forest City and architect Frank Gehry unveiled the latest plans and design for the building, which recently received praise from a leading architecture critic. Beekman is under construction and expected to open in 2010 as one of New York City's tallest residential high-rises at 76 stories.

Also in New York, and as previously disclosed in a May 12, 2008 filing with the Securities and Exchange Commission, the Company acquired Bruce C. Ratner's interests in two properties, the New York Times Building and Twelve MetroTech Center, both of which recently stabilized. These transactions are part of the New York City portfolio restructuring agreement between Forest City Enterprises, Inc. and Bruce Ratner, which was previously announced on August 10, 2006. Five New York projects - Ridge Hill, East River Plaza, Beekman, 80 DeKalb, and Mill Basin - remain under construction or under development and are also covered by the same agreement.

Development Pipeline

A schedule of the Company's pipeline of projects under construction is included in this news release. The schedule includes comparable project costs on both a full consolidation and pro-rata share basis. Highlighted below are several of the Company's projects under construction or under development.

Projects Under Construction

At the end of the first quarter, 12 projects (counting various military housing initiatives as a single project) were under construction or to be acquired, representing $2.4 billion of cost at the Company's pro-rata share and $1.9 billion at full consolidation. The Company currently has six retail projects under construction and two are expected to open later in the year:

o The Shops at Wiregrass, located in Tampa, one of the fastest-growing markets in Florida. The 646,000-square-foot open-air lifestyle center recently announced 42 new tenant leases and is currently 78 percent pre-leased.

o White Oak Village, a 792,000-square-foot lifestyle/power center near Richmond that is currently 88 percent pre-leased and will feature anchors JCPenney, Lowe's, Target, and Sam's Club.

Also under construction, and expected to open in 2009, are two retail projects in the Company's New York City core market, Ridge Hill and East River Plaza, which represent a combined 1.7 million square feet of retail space, at a combined cost of approximately $874.4 million at the Company's pro-rata share and $670.7 million at full consolidation.

Projects Under Development

At the end of the first quarter, Forest City had more than 15 projects under development, representing approximately $1.2 billion of cost at the Company's pro-rata share and on a full consolidation basis.

Residential projects under development include:

o 80 DeKalb, a 365-unit apartment community in Brooklyn where construction is expected to begin later this year.

o Presidio, a 161-unit apartment community in San Francisco at the foot of the Golden Gate Bridge, expected to begin construction in late 2008.

At the 9,000-acre mixed-use Mesa del Sol development in Albuquerque, New Mexico, the Company has secured commitments for a total of more than 450,000 square feet of commercial space from Sony Pictures Imageworks, Fidelity Investments, and SCHOTT Solar, Inc. In addition, the Company recently began construction on Mesa del Sol's first, 74,000-square-foot town center, which is expected to be completed later in the year.

In February, Forest City received favorable decisions from the New York State Supreme Court and a federal appeals court regarding Atlantic Yards in Brooklyn. These rulings are key milestones in the Company's ability to move forward with the development. Site work continues and the Company now controls more than 85 percent of the land on the 22-acre site.

During the quarter, construction began on the first two buildings, totaling 628,000 square feet, at the Waterfront redevelopment in Southwest Washington, D.C. All of the approximately 543,000 square feet of office space in the buildings is pre-leased to the District of Columbia. In addition, approximately 71,400 square feet of retail space in the buildings is already committed to relocate existing tenants at the site. Waterfront is ultimately expected to feature up to 1.2 million square feet of office space, an estimated 1,000 residential units, and 110,000 square feet of stores and restaurants.

At The Yards, also in Washington, D.C., the Company expects to begin construction later this year on a 44,000-square-foot town center-type project and a 170-unit apartment building at the 42-acre site. The development is expected to include up to 2,800 residential units, 1.8 million square feet of office space, and 400,000 square feet of retail and dining space - in the neighborhood of the newly opened Washington Nationals baseball park.

Financing Activity

During the first quarter, Forest City closed on transactions totaling $1.5 billion in nonrecourse mortgage financings, including $480.0 million in refinancings, $812.1 million in development, and $209.7 million in loan extensions and additional fundings.

As of April 30, 2008, the Company's weighted average cost of mortgage debt decreased to 5.61 percent from 6.07 percent at April 30, 2007, primarily due to the decrease in variable interest rates. Fixed-rate mortgage debt including variable debt that is effectively fixed through interest rate swaps, which represented 76 percent of the Company's total nonrecourse mortgage debt, decreased from 6.18 percent at April 30, 2007 to 6.07 percent at April 30, 2008. Variable-rate mortgage debt decreased from 5.71 percent at April 30, 2007 to
4.14 percent at April 30, 2008.

The Company began the year with approximately $842 million of loans maturing in 2008, and has successfully refinanced or extended all but $257 million as of the end of the first quarter. At April 30, 2008, the Company has less than $720 million of loans scheduled to mature in 2009.

Outlook

Ratner said, "Overall, we continue to be pleased by the strength evident in both our commercial and residential rental-property portfolios. In addition, our development pipeline remains invested in attractive, viable projects that will create significant new value as they are completed and stabilized.

"As previously mentioned, we are disappointed that we could not proceed with the Summit at Lehigh Valley, but we prudently abandoned the project and have written off the related costs. We are well aware of the risks inherent in the real estate development business, even as we continue to seek new opportunities. As always, we will use a disciplined approach in evaluating new development. We closely monitor our operating portfolio, development pipeline and land development business, and are comfortable with the strength of our balance sheet.

"It is clear that the economy is slowing and that consumer confidence is very weak. We see no sign of a significant turnaround in the near term. Accordingly, we continue to have a cautious outlook.

"That said, our positive operating fundamentals, continued access to nonrecourse financing, and good liquidity, give us confidence in our position in the near term and as real estate markets recover and strengthen in the longer term. We expect these factors, together with new project openings and a positive contribution from our land business, to provide growth over the prior year in future quarters."

Corporate Description

Forest City Enterprises, Inc. is a $10.5 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States.

Supplemental Package

Please refer to the Investor Relations section of the Company's website at www.forestcity.net for a Supplemental Package, which the Company will also furnish to the Securities and Exchange Commission on Form 8-K. This Supplemental Package includes operating and financial information for the quarter ended April 30, 2008, with reconciliations of non-GAAP financial measures, such as EBDT, comparable property NOI and pro-rata financial statements, to their most directly comparable GAAP financial measures.

EBDT

The Company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes ("EBDT"), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly-titled measures reported by other companies.

The Company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The Company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.

EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax);
ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes; iv) preferred payment which is classified as minority interest expense on the Company's Consolidated Statements of Operations; v) provision for decline in real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative effect of change in accounting principle (net of tax). Unlike the real estate segments, EBDT for the Nets segment equals net earnings.

EBDT is reconciled to net earnings, the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the Company's Supplemental Package, which the Company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management's opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The Company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred taxes from real estate operations, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the Company's current tax provision. The provision for decline in real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the Company's overall financial performance and is related to the ultimate gain on dispositions of operating properties. The Company's EBDT may not be directly comparable to similarly-titled measures reported by other companies.

Pro-Rata Consolidation Method

This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The Company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the Company operates its business. In line with industry practice, the Company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the Company presents its investments proportionate to its share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the Company is deemed to be the primary beneficiary of the variable interest entities, even if its ownership is not 100 percent. The Company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the Company will also furnish to the SEC on Form 8-K.

Safe Harbor Language

Statements made in this news release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The Company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, general real estate development and investment risks including lack of satisfactory financing, construction and lease-up delays and cost overruns, dependence on rental income from real property, reliance on major tenants, the effect of economic and market conditions on a nationwide basis as well as in our primary markets, vacancies in our properties, downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, department store consolidations, international activities, the impact of terrorist acts, risks associated with an investment in and operation of a professional sports team, conflicts of interests, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility, the level and volatility of interest rates, the continued availability of tax-exempt government financing, effects of uninsured or underinsured losses, environmental liabilities, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, changes in market conditions, litigation risks, and other risk factors as disclosed from time to time in the Company's SEC filings, including but not limited to, the Company's annual and quarterly reports.

                                      # # #

                  Forest City Enterprises, Inc. and Subsidiaries
                               Financial Highlights
                    Three Months Ended April 30, 2008 and 2007
             (dollars in thousands, except share and per share data)

                                        Three Months Ended        Increase
                                             April 30,           (Decrease)
                                       --------------------  ----------------

                                        2008          2007     Amount  Percent
                                    ------------------------  -------- -------
    Operating Results:
    Loss from continuing operations    $(40,348)    $(17,669) $(22,679)
    Discontinued operations, net of
     tax and minority interest (1)           79          488      (409)
                                    ------------------------  --------
    Net loss                           $(40,269)    $(17,181) $(23,088)
                                    ========================  ========
    Earnings Before Depreciation,
     Amortization and Deferred
     Taxes (EBDT) (2)                   $15,954      $34,529  $(18,575)(53.8%)
                                    ========================  ========
    Reconciliation of Net Loss to
     Earnings Before Depreciation,
     Amortization and Deferred Taxes
     (EBDT) (2):

    Net loss                           $(40,269)    $(17,181) $(23,088)

    Depreciation and amortization -
     Real Estate Groups (6)              70,765       64,509     6,256

    Amortization of mortgage
     procurement costs - Real
     Estate Groups (6)                    3,343        2,919       424

    Deferred income tax expense
     (benefit) - Real Estate Groups
     (7)                                (15,333)     (10,360)   (4,973)

    Deferred Income tax expense -
     Non-Real Estate Groups: (7)
            Gain on disposition of
             other investments               58          -          58

    Current income tax expense on
     non-operating earnings: (7)
            Gain on disposition of
             equity method rental
             properties                     632          -         632

    Straight-line rent adjustment  (3)   (3,147)      (4,150)    1,003

    Preference payment (5)                  936          898        38

    Gain on disposition of equity
     method rental properties              (881)      (2,106)    1,225

    Gain on disposition of other
     investments                           (150)         -        (150)
                                    ------------------------  --------
    Earnings Before Depreciation,
     Amortization and Deferred
     Taxes (EBDT) (2)                   $15,954      $34,529  $(18,575)(53.8%)
                                    ========================  ========
    Diluted Earnings per Common
     Share:

    Loss from continuing operations      $(0.39)      $(0.17)   $(0.22)
    Discontinued operations, net of
     tax and minority interest (1)          -            -         -
                                    ------------------------  --------
    Net earnings (loss)                  $(0.39)      $(0.17)   $(0.22)
                                    ========================  ========
    Earnings Before Depreciation,
     Amortization and Deferred
     Taxes (EBDT) (2) (4)                 $0.15        $0.32    $(0.17)(53.1%)
                                    ========================  ========
    Operating loss, net of tax
     (a non-GAAP financial measure)      $(0.39)      $(0.16)   $(0.23)

    Gain on disposition of rental
     properties and other
     investments, net of tax               0.01         0.01       -

    Minority interest                     (0.01)       (0.02)     0.01
                                    ------------------------  --------
    Net earnings (loss)                  $(0.39)      $(0.17)   $(0.22)
                                    ========================  ========
    Diluted weighted average shares
     outstanding (4)                102,613,817  101,990,754   623,063
                                    ========================  ========

                  Forest City Enterprises, Inc. and Subsidiaries
                               Financial Highlights
                    Three Months Ended April 30, 2008 and 2007
                              (dollars in thousands)

                                          Three Months Ended      Increase
                                              April 30,          (Decrease)
                                         -------------------- ----------------
                                           2008       2007     Amount  Percent
                                         -------------------- ----------------
    Operating Earnings (a non-GAAP
     financial measure) and
     Reconciliation to Net Earnings:
    Revenues from real estate operations
      Commercial Group                    $222,267  $203,027   $19,240
      Residential Group                     78,957    54,605    24,352
      Land Development Group                 6,422    10,733    (4,311)
      Corporate Activities                       -         -         -
                                         -------------------- --------
           Total Revenues                  307,646   268,365    39,281  14.6%

    Operating expenses                    (207,676) (168,592)  (39,084)
    Interest expense, including early
     extinguishment of debt                (88,550)  (79,343)   (9,207)
    Amortization of mortgage procurement
     costs (6)                              (2,938)   (2,564)     (374)
    Depreciation and amortization (6)      (66,619)  (59,787)   (6,832)
    Interest and other income                8,401    11,399    (2,998)
    Equity in earnings of unconsolidated
     entities                               (9,647)    1,361   (11,008)
    Gain on disposition of equity method
     rental properties                        (881)   (2,106)    1,225
    Revenues and interest income from
     discontinued operations (1)               548    12,299   (11,751)
    Expenses from discontinued operations
     (1)                                      (419)  (11,503)   11,084
                                         -------------------- --------
    Operating loss (a non-GAAP financial
     measure)                              (60,135)  (30,471)  (29,664)
                                         -------------------- --------
    Income tax expense (7)                  19,579    14,040     5,539
    Income tax expense from discontinued
     operations (1) (7)                        (50)     (308)      258
    Income tax expense on non-operating
     earnings items (see below)                398       814      (416)
                                         -------------------- --------
    Operating loss, net of tax (a non-
     GAAP financial measure)               (40,208)  (15,925)  (24,283)
                                         -------------------- --------
    Gain on disposition of equity method
     rental properties                         881     2,106    (1,225)

    Gain on disposition of other
     investments                               150         -       150

    Gain on disposition of rental
     properties included in discontinued
     operations (1)                              -         -         -

    Income tax benefit (expense) on non-
     operating earnings: (7)
         Gain on disposition of other
          investments                          (58)        -       (58)
         Gain on disposition of equity
          method rental properties            (340)     (814)      474
         Gain on disposition of rental
          properties included in
          discontinued operations                -         -         -
                                         -------------------- --------
    Income tax benefit (expense) on non-
     operating earnings (see above)           (398)     (814)      416
                                         -------------------- --------
    Minority interest in continuing
     operations                               (694)   (2,548)    1,854

    Minority interest in discontinued
     operations: (1)
         Operating earnings                      -         -         -
         Gain on disposition of rental
          properties                             -         -         -
                                         -------------------- --------
                                                 -         -         -
                                         -------------------- --------
    Minority interest                         (694)   (2,548)    1,854
                                         -------------------- --------
    Net earnings (loss)                   $(40,269) $(17,181) $(23,088)
                                         ==================== ========

                 Forest City Enterprises, Inc. and Subsidiaries
                              Financial Highlights
                   Three Months Ended April 30, 2008 and 2007
                                 (in thousands)

     1) Pursuant to the definition of a component of an entity of SFAS
        No. 144, assuming no significant continuing involvement, all earnings of properties which have been sold or are held for sale are reported as discontinued operations.

     2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes ("EBDT"), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as minority interest expense on the Company's Consolidated Statement of Earnings; v) provision for decline in real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.

     3) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to the provision of SFAS No. 13, "Accounting for Leases." The straight-line rent adjustment is recorded as an increase or decrease to revenue from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.

     4) For the three months ended April 30, 2008, the effect of 4,616,829 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since 4,616,829 of these shares are dilutive for the computation of EBDT per share for the three months ended April 30, 2008, diluted weighted average shares outstanding of 107,230,646 were used to arrive at $0.15/share.)

        For the three months ended April 30, 2007, the effect of 6,746,140 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since 5,678,540 of these shares are dilutive for the computation of EBDT per share for the three months ended April 30, 2007, diluted weighted average shares outstanding of 107,669,294 were used to arrive at $0.32/share.)

     5) The Forest City Ratner Companies portfolio became a wholly-owned subsidiary of the Company November 8, 2006 upon the issuance of the Class A Common Units in exchange for Bruce C. Ratner's minority interests. For the first five years only, the Units that have not been exchanged are entitled to their proportionate share of an annual preferred payment of $2,500,000 plus an amount equal to the dividends paid on the same number of shares of the Company's common stock. After five years, the Units that have not been exchanged are entitled to a payment equal to the dividends paid on an equivalent number of shares of the Company's common stock. For the three months ended April 30, 2008 and 2007, the Company recorded one quarter's share of the annual preferred payment which is classified as minority interest expense on the Company's Consolidated Statement of Earnings of approximately $936,000 and $898,000, respectively.

     6) The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs. The Company's Real Estate Groups are engaged in the ownership, development, acquisition and management of real estate projects, including apartment complexes, regional malls and retail centers, hotels, office buildings and mixed-use facilities, as well as large land development projects.

                                                 Depreciation and Amortization
                                                 -----------------------------
                                                  Three Months Ended April 30,
                                                 -----------------------------
                                                     2008              2007
                                                 -----------------------------
         Full Consolidation                        $66,619           $59,787
         Non-Real Estate                            (3,319)           (1,997)
                                                 -----------------------------
         Real Estate Groups Full
          Consolidation                             63,300            57,790
         Real Estate Groups related to
          minority interest                           (983)           (2,687)
         Real Estate Groups Equity Method            8,443             8,393
         Real Estate Groups Discontinued
          Operations                                     5             1,013
                                                 -----------------------------
         Real Estate Groups Pro-Rata
          Consolidation                            $70,765           $64,509
                                                 =============================

                                                   Amortization of Mortgage
                                                      Procurement Costs
                                                 -----------------------------
                                                  Three Months Ended April 30,
                                                 -----------------------------
                                                      2008              2007
                                                 -----------------------------

         Full Consolidation                         $2,938            $2,564
         Non-Real Estate                                 -                 -
                                                 -----------------------------
         Real Estate Groups Full
          Consolidation                              2,938             2,564
         Real Estate Groups related to
          minority interest                           (152)             (160)
         Real Estate Groups Equity Method              546               480
         Real Estate Groups Discontinued
          Operations                                    11                35
                                                 -----------------------------
         Real Estate Groups Pro-Rata
          Consolidation                             $3,343            $2,919
                                                 =============================

                 Forest City Enterprises, Inc. and Subsidiaries
                              Financial Highlights
                   Three Months Ended April 30, 2008 and 2007
                                 (in thousands)

                                                  Three Months Ended April 30,
                                                 -----------------------------
                                                      2008              2007
                                                 -----------------------------
    (7) The following table provides
        detail of Income Tax Expense
        (Benefit):                                       (in thousands)

         (A) Operating earnings
                    Current                           $(77)          $(1,692)
                    Deferred                       (19,900)          (13,162)
                                                 -----------------------------
                                                   (19,977)          (14,854)
                                                 -----------------------------
         (B) Gain on disposition of equity
             method rental properties
                   Current                             632                 -
                   Deferred                           (292)              814
                                                 -----------------------------
                                                       340               814
                                                 -----------------------------
         (C) Gain on disposition of other
             investments
                    Current - Non-Real
                     Estate Groups                       -                 -
                    Deferred - Non-Real
                     Estate Groups                      58                 -
                                                 -----------------------------
                                                        58                 -
                                                 -----------------------------
                Subtotal (A) (B) (C)
                   Current                             555            (1,692)
                   Deferred                        (20,134)          (12,348)
                                                 -----------------------------
                   Income tax expense              (19,579)          (14,040)
                                                 -----------------------------
         (D) Discontinued operations
                   Operating earnings
                   Current                             (64)               58
                   Deferred                            114               250
                                                 -----------------------------
                                                        50               308

               Grand Total  (A) (B) (C) (D)
                   Current                             491            (1,634)
                   Deferred                        (20,020)          (12,098)
                                                 -----------------------------
                                                  $(19,529)         $(13,732)
                                                 =============================
               Recap of Grand Total:
                 Real Estate Groups
                   Current                          $2,401            $2,246
                   Deferred                        (15,333)          (10,360)
                                                 -----------------------------
                                                   (12,932)           (8,114)
                 Non-Real Estate Groups
                   Current                          (1,910)           (3,880)
                   Deferred                         (4,687)           (1,738)
                                                 -----------------------------
                                                    (6,597)           (5,618)
                                                 -----------------------------
               Grand Total                        $(19,529)         $(13,732)
                                                 =============================

     Reconciliation of Net Operating Income (non-GAAP) to Net Loss (GAAP) (in thousands):

                                       Three Months Ended April 30, 2008
                                   -------------------------------------------
                                                      Plus
                                                    Unconsol-  Plus
                                                     idated   Discon-
                                     Full     Less   Invest-  tinued  Pro-Rata
                                   Consoli- Minority ments at Opera-  Consoli-
                                    dation  Interest Pro-Rata  tions   dation
                                    (GAAP)                          (Non-GAAP)
                                   -------------------------------------------
     Revenues from real estate
      operations                   $307,646  $16,513  $91,146  $544  $382,823
     Exclude straight-line rent
      adjustment (1)                 (4,730)       -        -     -    (4,730)
                                   -------------------------------------------
     Adjusted revenues              302,916   16,513   91,146   544   378,093

     Operating expenses             207,676   11,719   64,575   211   260,743
     Add back non-Real Estate
      depreciation and
      amortization (b)                3,319        -   10,611     -    13,930
     Add back amortization of
      mortgage procurement costs
      for non-Real Estate Groups (d)      -        -       45     -        45
     Exclude straight-line rent
      adjustment (2)                 (1,583)       -        -     -    (1,583)
     Exclude preference payment        (936)       -        -     -      (936)
                                   -------------------------------------------
     Adjusted operating expenses    208,476   11,719   75,231   211   272,199

     Add interest income and other
      income                          8,401      475    1,601     4     9,531
     Add equity in (loss) earnings
      of unconsolidated entities     (9,647)      19    9,027     -      (639)
     Remove gain on disposition
      recorded on equity method (e)    (881)       -      881     -         -
     Add back equity method
      depreciation and
      amortization expense (see
      below)                          8,989        -   (8,989)    -         -
                                   -------------------------------------------
     Net Operating Income           101,302    5,288   18,435   337   114,786

     Interest expense, including
      early extinguishment of debt  (88,550)  (3,459) (18,435) (192) (103,718)

     Equity in (loss) earnings of
      unconsolidated entities         9,647      (19)  (9,027)    -       639

     Gain on disposition of equity
      method rental properties (e)      881        -        -     -       881

     Equity method depreciation
      and amortization expense
      (see above)                    (8,989)       -    8,989     -         -

     Gain on disposition of rental
      properties and other
      investments                       150        -        -     -       150

     Depreciation and amortization
      - Real Estate Groups (a)      (63,300)    (983)  (8,443)   (5)  (70,765)

     Amortization of mortgage
      procurement costs - Real
      Estate Groups (c)              (2,938)    (152)    (546)  (11)   (3,343)

     Straight-line rent adjustment
      (1) + (2)                       3,147        -        -     -     3,147

     Preference payment                (936)       -        -     -      (936)
                                   -------------------------------------------
     Earnings (loss) before income
      taxes                         (49,586)     675   (9,027)  129   (59,159)

     Income tax provision            19,579        -        -   (50)   19,529
                                   -------------------------------------------
     Earnings (loss) before
      minority interest and
      discontinued operations       (30,007)     675   (9,027)   79   (39,630)

     Minority Interest                 (694)    (694)       -     -         -
     Equity in (loss) earnings of
      unconsolidated entities        (9,647)      19    9,027     -      (639)
                                   -------------------------------------------
     Earnings (loss) from
      continuing operations         (40,348)       -        -    79   (40,269)

     Discontinued operations, net
      of tax and minority
      interest:
         Operating earnings from
          rental properties              79        -        -   (79)        -
                                   -------------------------------------------
     Net loss                      $(40,269)      $-       $-    $-  $(40,269)
                                   ===========================================
     (a) Depreciation and
         amortization - Real
         Estate Groups              $63,300     $983   $8,443    $5   $70,765
     (b) Depreciation and
         amortization - Non-Real
         Estate                       3,319        -   10,611     -    13,930
                                   -------------------------------------------
           Total depreciation and
            amortization            $66,619     $983  $19,054    $5   $84,695
                                   ===========================================

     (c) Amortization of mortgage
         procurement costs - Real
         Estate Groups               $2,938     $152     $546   $11    $3,343
     (d) Amortization of mortgage
         procurement costs - Non-Real
         Estate                           -        -       45     -        45
                                   -------------------------------------------
           Total amortization of
            mortgage procurement
            costs                    $2,938     $152     $591   $11    $3,388
                                   ===========================================

     (e) Properties accounted for on the equity method do not meet the definition of a component of an entity under SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") and therefore are reported in continuing operations when sold. For the three months ended April 30, 2008, one equity method property was sold, One International Place, resulting in a pre-tax gain on disposition of $881. For the three months ended April 30, 2007, one equity method property was sold, White Acres, resulting in a pre-tax gain on disposition of $2,106.

                                      Three Months Ended April 30, 2007
                                ----------------------------------------------
                                                   Plus
                                                 Unconsol-
                                                  idated     Plus
                                  Full     Less   Invest-   Discon-  Pro-Rata
                                Consoli- Minority ments at  tinued    Consol-
                                dation   Interest Pro-Rata Operations idation
                                 (GAAP)                             (Non-GAAP)
                                ----------------------------------------------
     Revenues from real estate
      operations                $268,365  $15,316  $77,182  $12,202  $342,433
     Exclude straight-line rent
      adjustment (1)              (5,842)       -        -        -    (5,842)
                                ----------------------------------------------
     Adjusted revenues           262,523   15,316   77,182   12,202   336,591

     Operating expenses          168,592    5,795   50,554    8,847   222,198
     Add back non-Real Estate
      depreciation and
      amortization (b)             1,997        -    1,879        -     3,876
     Add back amortization of
      mortgage procurement
      costs for non-Real Estate
      Groups (d)                       -        -       23        -        23
     Exclude straight-line rent
      adjustment (2)              (1,692)       -        -        -    (1,692)
     Exclude preference payment     (898)       -        -        -      (898)
                                ----------------------------------------------
     Adjusted operating
      expenses                   167,999    5,795   52,456    8,847   223,507

     Add interest income and
      other income                11,399      823      623       97    11,296
     Add equity in (loss)
      earnings of
      unconsolidated entities      1,361      352   (1,308)       -      (299)
     Remove gain on disposition
      recorded on equity method
      (e)                         (2,106)       -    2,106        -         -
     Add back equity method
      depreciation and
      amortization expense (see
      below)                       8,873        -   (8,873)       -         -
                                ----------------------------------------------
     Net Operating Income        114,051   10,696   17,274    3,452   124,081

     Interest expense,
      including early
      extinguishment of debt     (79,343)  (5,301) (17,274)  (1,608)  (92,924)

     Equity in (loss) earnings
      of unconsolidated
      entities                    (1,361)    (352)   1,308        -       299

     Gain on disposition of
      equity method rental
      properties (e)               2,106        -        -        -     2,106

     Equity method depreciation
      and amortization expense
      (see above)                 (8,873)       -    8,873        -         -

     Gain on disposition of
      rental properties and
      other investments                -        -        -        -         -

     Depreciation and
      amortization - Real
      Estate Groups (a)          (57,790)  (2,687)  (8,393)  (1,013)  (64,509)

     Amortization of mortgage
      procurement costs - Real
      Estate Groups (c)           (2,564)    (160)    (480)     (35)   (2,919)

     Straight-line rent
      adjustment (1) + (2)         4,150        -        -        -     4,150

     Preference payment             (898)       -        -        -      (898)
                                ----------------------------------------------
     Earnings (loss) before
      income taxes               (30,522)   2,196    1,308      796   (30,614)

     Income tax provision         14,040        -        -     (308)   13,732
                                ----------------------------------------------
     Earnings (loss) before
      minority interest and
      discontinued operations    (16,482)   2,196    1,308      488   (16,882)

     Minority Interest            (2,548)  (2,548)       -        -         -
     Equity in (loss) earnings
      of unconsolidated
      entities                     1,361      352   (1,308)       -      (299)
                                ----------------------------------------------
     Earnings (loss) from
      continuing operations      (17,669)       -        -      488   (17,181)

     Discontinued operations,
      net of tax and minority
      interest:
         Operating earnings from
          rental properties          488        -        -     (488)        -
                                ----------------------------------------------
     Net loss                   $(17,181)      $-       $-       $-  $(17,181)
                                ==============================================

     (a) Depreciation and
         amortization - Real
         Estate Groups           $57,790   $2,687   $8,393   $1,013   $64,509
     (b) Depreciation and
         amortization - Non-Real
         Estate                    1,997        -    1,879        -     3,876
                                ----------------------------------------------
           Total depreciation
            and amortization     $59,787   $2,687  $10,272   $1,013   $68,385
                                ==============================================
     (c) Amortization of
         mortgage procurement
         costs - Real Estate
         Groups                   $2,564     $160     $480      $35    $2,919
     (d) Amortization of
         mortgage procurement
         costs - Non-Real Estate       -        -       23        -        23
                                ----------------------------------------------
           Total amortization
            of mortgage
            procurement costs     $2,564     $160     $503      $35    $2,942
                                ==============================================

    (e) Properties accounted for on the equity method do not meet the definition of a component of an entity under SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144) and therefore are reported in continuing operations when sold. For the three months ended April 30, 2008, one equity method property was sold, One International Place, resulting in a pre-tax gain on disposition of $881. For the three months ended April 30, 2007, one equity method property was sold, White Acres, resulting in a pre-tax gain on disposition of $2,106.

                 Forest City Enterprises, Inc. and Subsidiaries
                       Supplemental Operating Information

                                 Net Operating Income (dollars in thousands)
                            -------------------------------------------------
                                      Three Months Ended April 30, 2008
                            -------------------------------------------------
                                                 Plus
                                               Unconsol-
                                Full            idated     Plus     Pro-Rata
                               Consoli-  Less   Invest-   Discon-    Consol-
                               dation  Minority ments at  tinued     idation
                               (GAAP)  Interest Pro-Rata Operations (Non-GAAP)
                            -------------------------------------------------
    Commercial Group

      Retail

         Comparable             $58,635  $2,692   $5,517      $-     $61,460
         --------------------------------------------------------------------
         Total                   60,802   2,634    5,586       -      63,754

      Office Buildings

         Comparable              44,857   2,825    2,666       -      44,698
         --------------------------------------------------------------------
         Total                   53,688   2,822    3,817       -      54,683

      Hotels

         Comparable               1,255       -      210       -       1,465
         --------------------------------------------------------------------
         Total                    3,084     533      209       -       2,760

      Earnings from
       Commercial Land
       Sales                      1,361     574        -       -         787

      Other  (1)                (24,786) (2,032)  (1,821)      -     (24,575)
         --------------------------------------------------------------------

    Total Commercial Group

         Comparable             104,747   5,517    8,393       -     107,623
         --------------------------------------------------------------------
         Total                   94,149   4,531    7,791       -      97,409

    Residential Group

      Apartments

         Comparable              27,048     708    6,589       -      32,929
         --------------------------------------------------------------------
         Total                   32,605     693    7,394     337      39,643

      Military Housing

         Comparable                   -       -        -       -           -
         --------------------------------------------------------------------
         Total                    9,958       -    1,124       -      11,082

      Other  (1)                 (8,066)     46      383       -      (7,729)
         --------------------------------------------------------------------

    Total Residential Group

         Comparable              27,048     708    6,589       -      32,929
         --------------------------------------------------------------------
         Total                   34,497     739    8,901     337      42,996

    Total Rental Properties

         Comparable             131,795   6,225   14,982       -     140,552
         --------------------------------------------------------------------
         Total                  128,646   5,270   16,692     337     140,405

    Land Development Group         (559)     18      130       -        (447)

    The Nets                    (13,473)      -    1,613       -     (11,860)

    Corporate Activities        (13,312)      -        -       -     (13,312)
    -------------------------------------------------------------------------
    Grand Total                $101,302  $5,288  $18,435    $337    $114,786
    -------------------------------------------------------------------------

    (1) Includes write-offs of abandoned development projects, non-capitalized development costs and unallocated management and service company overhead, net of historic and new market tax credit income.

                 Forest City Enterprises, Inc. and Subsidiaries
                       Supplemental Operating Information

                               Net Operating Income (dollars in thousands)
                            -------------------------------------------------
                                      Three Months Ended April 30, 2007
                            -------------------------------------------------
                                                 Plus
                                               Unconsol-
                                Full            idated     Plus     Pro-Rata
                               Consoli-  Less   Invest-   Discon-    Consol-
                               dation  Minority ments at  tinued     idation
                               (GAAP)  Interest Pro-Rata Operations (Non-GAAP)
                            -------------------------------------------------

    Commercial Group

      Retail

        Comparable            $56,464   $2,750   $5,742      $-      $59,456
        ---------------------------------------------------------------------
        Total                  56,288    3,829    5,655       -       58,114

      Office Buildings

        Comparable             43,962    2,550    1,973       -       43,385
        ---------------------------------------------------------------------
        Total                  44,538    2,967    2,072       -       43,643

      Hotels

        Comparable              1,901        -      274       -        2,175
        ---------------------------------------------------------------------
        Total                   2,293      152      483       -        2,624

      Earnings from
       Commercial
       Land Sales               2,425      479        -       -        1,946

      Other  (1)               (5,217)   1,526      (89)      -       (6,832)
        ---------------------------------------------------------------------
    Total Commercial Group

        Comparable            102,327    5,300    7,989       -      105,016
        ---------------------------------------------------------------------
        Total                 100,327    8,953    8,121       -       99,495

    Residential Group

      Apartments

        Comparable             25,545      645    6,871       -       31,771
        ---------------------------------------------------------------------
        Total                  29,353    1,311    7,576   3,452       39,070

      Military Housing

        Comparable                  -        -        -       -            -
        ---------------------------------------------------------------------
        Total                   3,366        -      185       -        3,551

      Other  (1)               (5,140)       1      943       -       (4,198)
        ---------------------------------------------------------------------

    Total Residential Group

        Comparable             25,545      645    6,871       -       31,771
        ---------------------------------------------------------------------
        Total                  27,579    1,312    8,704   3,452       38,423

    Total Rental Properties

        Comparable            127,872    5,945   14,860       -      136,787
        ---------------------------------------------------------------------
        Total                 127,906   10,265   16,825   3,452      137,918

    Land Development Group      3,223      431      116       -        2,908

    The Nets                   (3,251)       -      333       -       (2,918)

    Corporate Activities      (13,827)       -        -       -      (13,827)
    -------------------------------------------------------------------------
    Grand Total              $114,051  $10,696  $17,274  $3,452     $124,081
    -------------------------------------------------------------------------

    (1) Includes write-offs of abandoned development projects, non-capitalized development costs and unallocated management and service company overhead, net of historic and new market tax credit income.

                 Forest City Enterprises, Inc. and Subsidiaries
                       Supplemental Operating Information

                                                     Net Operating Income
                                                    (dollars in thousands)
                                                 -----------------------------
                                                          % Change
                                                 -----------------------------
                                                     Full          Pro-Rata
                                                 Consolidation   Consolidation
                                                    (GAAP)         (Non-GAAP)
                                                 -----------------------------
    Commercial Group

         Retail

          Comparable                                  3.8%               3.4%
          Total

         Office Buildings

          Comparable                                  2.0%               3.0%
          Total

         Hotels

          Comparable                                (34.0%)            (32.6%)
          Total

         Earnings from Commercial
           Land Sales

         Other  (1)

    Total Commercial Group

          Comparable                                  2.4%               2.5%
          Total

    Residential Group

         Apartments

          Comparable                                  5.9%               3.6%
          Total

         Military Housing

          Comparable
          Total

         Other  (1)

    Total Residential Group

          Comparable                                  5.9%               3.6%
          Total

    Total Rental Properties

          Comparable                                  3.1%               2.8%
          Total

    Land Development Group

    The Nets

    Corporate Activities

    Grand Total

    (1) Includes write-offs of abandoned development projects, non-capitalized development costs and unallocated management and service company overhead, net of historic and new market tax credit income.

    Development Pipeline
    --------------------------------------------------------------------------

    April 30, 2008
    2008 Openings and
     Acquisitions (6)

                                             Dev            FCE Legal    Pro-
                                             (D)   Date       Owner-     Rata
                                             Acq  Opened /    ship %    FCE %
    Property                   Location      (A)  Acquired     (h)      (h)(1)
    --------------------------------------------------------------------------

    Retail Centers:
                               Westminster,
    Orchard Town Center        CO             D    Q1-08       100.0%   100.0%

    Office:

                               San Francisco,
    818 Mission Street  (c)    CA             A    Q1-08        50.0%    50.0%

    Johns Hopkins -            East Baltimore,
     855 North Wolfe Street    MD             D    Q1-08        76.6%    76.6%

    Residential:

    Lucky Strike               Richmond, VA   D    Q1-08       100.0%   100.0%

    Uptown Apartments (c) (e)  Oakland, CA    D  Q1-08/Q4-08    50.0%    50.0%

    Mercantile Place on
     Main (e)                  Dallas, TX     D  Q1-08/Q3-08   100.0%   100.0%

    Total Openings and
     Acquisitions (d)

    --------------------------------------------------------------------------
    Residential Phased-In Units
     (c) (e):
                               Painesville,
    Cobblestone Court          OH             D   2006-08       50.0%    50.0%

                               Wadsworth,
    Stratford Crossing         OH             D   2007-09       50.0%    50.0%

                               Brimfield,
    Sutton Landing             OH             D   2007-09       50.0%    50.0%

    Total (g)
    --------------------------------------------------------------------------
    See Attached Footnotes

    April 30, 2008
    2008 Openings and Acquisitions (6)

                              Cost at         Cost at FCE
                                Full           Pro-Rata
                              Consoli-  Total    Share
                              dation    Cost   (Non-GAAP) Sq. ft./   Gross
    Property                   (GAAP)  at 100%    (b)      No. of   Leasable
                                (a)      (2)    (1)X(2)    Units      Area
    --------------------------------------------------------------------------
                                     (in millions)
                              --------------------------
    Retail Centers:
    Orchard Town Center        $164.1   $164.1   $164.1   983,000  569,000 (f)
                              --------------------------========= ============
    Office:
    818 Mission Street  (c)      $0.0    $20.6    $10.3    34,000
    Johns Hopkins - 855 North
     Wolfe Street               112.5    112.5     86.2   278,000 (i)
                              -----------------------------------
                               $112.5   $133.1    $96.5   312,000
                              --------------------------=========
    Residential:
    Lucky Strike                $37.6    $37.6    $37.6       131
    Uptown Apartments (c) (e)     0.0    202.4    101.2       665
    Mercantile Place on
     Main (e)                   144.6    144.6    144.6       366 (j)
                              -----------------------------------
                               $182.2   $384.6   $283.4     1,162
                              --------------------------=========

    Total Openings and        --------------------------
     Acquisitions (d)          $458.8  $681.8    $544.0
                              ==========================

    -------------------------------------------------------------
    Residential Phased-In                         Opened in '08 /
     Units (c) (e):                                         Total
                                                  ---------------
    Cobblestone Court            $0.0   $24.6     $12.3    48/304
    Stratford Crossing            0.0    25.3      12.7    12/348
    Sutton Landing                0.0    15.9       8.0    60/216
                              -----------------------------------
    Total (g)                    $0.0   $65.8     $33.0   120/868
                              ===================================
    -------------------------------------------------------------
    See Attached Footnotes

    Development Pipeline
    --------------------------------------------------------------------------

    April 30, 2008
    Under Construction (19)

                                                 Dev              FCE     Pro-
                                                 (D)   Antici-   Legal    Rata
                                                 Acq    pated  Ownership FCE %
    Property                         Location    (A)   Opening   % (h)  (h)(1)

--------------------------------------------------------------------------
    Retail Centers:
    Shops at Wiregrass            Tampa, FL       D     Q3-08    50.0%  100.0%
    White Oak Village             Richmond, VA    D     Q3-08    50.0%  100.0%
    Village at Gulfstream (c) Hallandale, FL D Q3-09 50.0% 50.0% Promenade at Temecula
     Expansion                    Temecula, CA    D     Q1-09    75.0%   75.0%
    East River Plaza (c)          Manhattan, NY   D     Q3-09    35.0%   50.0%
    Ridge Hill (e)                Yonkers, NY     D     Q4-09/   70.0%  100.0%
                                                        Q2-10
    Office:

    Mesa Del Sol Town Center (c)  Albuquerque, NM D     Q3-08    47.5%   47.5%
    Mesa Del Sol - Fidelity (c) Albuquerque, NM D Q4-08 47.5% 47.5% Waterfront - East 4th &
     West 4th Buildings (c)       Washington D.C. D     Q1-10    45.0%   45.0%

    Residential:
    Haverhill                     Haverhill, MA   D     Q1-09   100.0%  100.0%
    Beekman                       Manhattan, NY   D     Q2-10    49.0%   70.0%

    Military Housing:
    Ohana Military Communities,
     Hawaii Increment I                                 2005-
     (c) (e)                      Honolulu, HI    D      2008    10.0%   10.0%
                                                        2008-
    Midwest Millington  (c) (e)   Memphis, TN     D      2009    25.0%   25.0%
    Military Housing - Navy                             2006-
     Midwest (c) (e)              Chicago, IL     D      2009    25.0%   25.0%

                                  Colorado              2007-
    Air Force Academy (c) (e)      Springs, CO    D      2009    50.0%   50.0%

    Military Housing - Marines,                         2007-
     Hawaii Increment II (c) (e)  Honolulu, HI    D      2010    10.0%   10.0%
    Military Housing - Navy,                            2007-
     Hawaii Increment III (c) (e) Honolulu, HI    D      2010    10.0%   10.0%
    Pacific Northwest Communities                       2007-
     (c) (e)                      Seattle, WA    A/D     2010    20.0%   20.0%
                                                        2007-
    Hawaii Phase IV   (c) (e)     Kaneohe, HI     D      2014    10.0%   10.0%

    Total Under Construction (k)
    --------------------------------------------------------------------------
    Residential Phased-In Units (c) (e):

    Cobblestone Court             Painesville, OH D    2006-08    50.0%  50.0%
    Stratford Crossing            Wadsworth, OH   D    2007-09    50.0%  50.0%
    Sutton Landing                Brimfield, OH   D    2007-09    50.0%  50.0%
    Total (g)
    --------------------------------------------------------------------------
    See Attached Footnotes

    April 30, 2008
    Under Construction (19)

                                        Cost at          Cost at FCE
                                         Full             Pro-Rata
                                        Consoli-   Total    Share
                                         dation    Cost   (Non-GAAP) Sq. ft./
    Property                             (GAAP)   at 100%    (b)      No. of
                                           (a)      (2)    (1)X(2)    Units
    --------------------------------------------------------------------------
                                                (in millions)
                                      -----------------------------
    Retail Centers:
    Shops at Wiregrass                  $149.6    $149.6    $149.6    646,000
    White Oak Village                     68.3      68.3      68.3    792,000
    Village at Gulfstream (c)              0.0     164.4      82.2    466,000
    Promenade at Temecula Expansion      102.9     102.9      77.2    127,000
    East River Plaza (c)                   0.0     407.4     203.7    517,000
    Ridge Hill (e)                       670.7     670.7     670.7  1,200,000
                                      ----------------------------------------
                                        $991.5  $1,563.3  $1,251.7  3,748,000
                                      ========================================
    Office:
    Mesa Del Sol Town Center  (c)         $0.0     $18.7      $8.9     74,000
    Mesa Del Sol - Fidelity (c)            0.0      30.9      14.7    210,000
    Waterfront - East 4th & West 4th
     Buildings (c)                         0.0     322.7     145.2    628,000
                                      ----------------------------------------
                                          $0.0    $372.3    $168.8    912,000
                                      ========================================
    Residential:
    Haverhill                            $74.2     $74.2     $74.2        305
    Beekman                              875.7     875.7     613.0        904
                                      ----------------------------------------
                                        $949.9    $949.9    $687.2      1,209
                                      ========================================
    Military Housing:
    Ohana Military Communities,
     Hawaii Increment I  (c) (e)          $0.0    $316.5     $31.7      1,952
    Midwest Millington  (c) (e)            0.0      38.1       9.5        318
    Military Housing - Navy Midwest
     (c) (e)                               0.0     264.7      66.2      1,658
    Air Force Academy (c) (e)              0.0      82.5      41.3        427
    Military Housing - Marines,
     Hawaii Increment II (c) (e)           0.0     338.8      33.9      1,175
    Military Housing - Navy, Hawaii
     Increment III (c) (e)                 0.0     614.6      61.5      2,519
    Pacific Northwest Communities (c)
     (e)                                   0.0     264.5      52.9      2,986
    Hawaii Phase IV   (c) (e)              0.0     257.9      25.8        917
                                      ----------------------------------------
                                          $0.0  $2,177.6    $322.8     11,952
                                      ========================================

                                      ----------------------------
    Total Under Construction (k)      $1,941.4  $5,063.1  $2,430.5
                                      ============================

    --------------------------------------------------------------------------
    Residential Phased-In Units (c) (e):
                                                          Under Const. / Total
                                                          --------------------
    Cobblestone Court                     $0.0     $24.6     $12.3      48/304
    Stratford Crossing                     0.0      25.3      12.7     228/348
    Sutton Landing                         0.0      15.9       8.0     132/216
                                      ----------------------------------------
    Total (g)                             $0.0     $65.8     $33.0     408/868
                                      ========================================
    --------------------------------------------------------------------------
    See Attached Footnotes

    April 30, 2008
    Under Construction (19)                       Gross
                                                Leasable             Lease
    Property                                      Area            Commitment%

    Retail Centers:
    Shops at Wiregrass                            356,000           78%
    White Oak Village                             286,000           88%
    Village at Gulfstream (c)                     466,000 (l)       35%
    Promenade at Temecula Expansion               127,000           45%
    East River Plaza (c)                          517,000           64%
    Ridge Hill (e)                              1,200,000 (m)       13%
                                                ---------
                                                2,952,000
                                                =========

    Office:
    Mesa Del Sol Town Center  (c)                                   31%
    Mesa Del Sol - Fidelity (c)                                    100%
    Waterfront - East 4th & West 4th
     Buildings (c)                                                  98%
    --------------------------------------------------------------------------

    Development Pipeline
    --------------------------------------------------------------------------
    2008 FOOTNOTES

     (a) Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity ("VIE").
     (b) Cost at pro-rata share represents Forest City's share of cost, based on the Company's pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.
     (c) Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.
     (d) The difference between the full consolidation cost amount (GAAP) of $458.8 million to the Company's pro-rata share (a non-GAAP measure) of $544.0 million consists of a reduction to full consolidation for minority interest of $26.3 million of cost and the addition of its share of cost for unconsolidated investments of $111.5 million.
     (e) Phased-in openings. Costs are representative of the total project.
     (f) Includes 177,000 square feet for Target and 97,000 square feet for JC Penney that opened in Q3-06, as well as 16,000 square feet of office space.
     (g) The difference between the full consolidation cost amount (GAAP) of $0.0 million to the Company's pro-rata share (a non-GAAP measure) of $33.0 million consists of the Company's share of cost for unconsolidated investments of $33.0 million.
     (h) As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company's legal ownership.
     (i) Includes 22,000 square feet of retail space.
     (j) Property formerly known as Dallas Mercantile. Includes 18,000 square feet of retail space.
     (k) The difference between the full consolidation cost amount (GAAP) of $1,941.4 million to the Company's pro-rata share (a non-GAAP measure) of $2,430.5 million consists of a reduction to full consolidation for minority interest of $288.4 million of cost and the addition of its share of cost for unconsolidated investments of $777.5 million.
     (l) Includes 67,000 square feet of office space.
     (m) Includes 156,000 square feet of office space.